                 [Patterson, Belknap, Webb & Tyler Letterhead]

                                                                     EXHIBIT 5.1

                                 March 17, 1998

Dime Bancorp, Inc.
589 Fifth Avenue
New York, New York  10017

Dear Sirs:

         As set forth in the Registration Statement on Form S-8 ("Registration Statement") proposed to be filed by Dime Bancorp, Inc. (the "Company") on March 17, 1998 under the Securities Act of 1933, as amended, relating to 300,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company to be issued pursuant to the Dime Bancorp, Inc. 1997 Stock Incentive Plan (the "Plan"), certain legal matters in connection with the Shares offered pursuant to the Plan are being passed upon for the Company by this firm. At your request, this opinion of counsel is being furnished to you for filing with the Registration Statement.

         In our capacity as counsel in this connection, we have familiarized ourselves with the Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified, of the Plan, corporate records of the Company, certificates of public officials and representatives of the Company, statutes and other instruments and documents as the basis for the opinion hereinafter expressed.

         On the basis of the foregoing, we are of the opinion that the Shares, when issued and sold pursuant to the provisions of the Plan for a consideration at least equal to the par value of the Shares, will be duly authorized, validly issued, fully paid and nonassessable.

March 17, 1998
Page 2


         We hereby consent to the filing of this opinion letter with the Registration Statement.

                                    PATTERSON, BELKNAP, WEBB & TYLER LLP

                                    By:  /s/ Jeffrey E. LaGueux
                                             Jeffrey E. LaGueux